Spark Networks(R) Reports First Quarter Financial Results

LOS ANGELES, CA -- (Marketwired - May 06, 2015) - Spark Networks, Inc. (NYSE MKT: LOV)

  Total contribution(1) of $7.4 million
  Adjusted EBITDA(2) of $1.8 million, positive for 4 consecutive quarters
  Net income of $723 thousand, positive for 2 consecutive quarters

Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating communities that help individuals make life-long relationships with others that share their interests and values, today reported financial results for the first quarter ended March 31, 2015.

Financial Highlights

                          Q1 2014            Q4 2014            Q1 2015
                    ------------------ ------------------ ------------------
Revenue                  $16.6 Million      $14.3 Million      $13.5 Million
Contribution              $5.2 Million       $9.1 Million       $7.4 Million
Adjusted EBITDA         $(2.1) Million       $4.1 million       $1.8 Million
Net (Loss) Income       $(2.9) Million       $3.9 Million      $723 thousand
Cash Balance             $10.9 Million      $11.7 Million      $13.5 Million
Avg. Paying Subs(3)            286,042            227,874            213,445
ARPU                            $18.40             $19.47             $19.77

Financial Results
Revenue in the first quarter of 2015 was $13.5 million, a decrease of 19% compared to the year ago period, and a 5% decrease from the prior quarter. The year over year decrease was primarily driven by a 25% decrease in average paying subscribers(3), reflecting a 31% and 13% decrease in average paying subscribers for the Christian and Jewish Networks segments, respectively. The sequential decrease was primarily driven by a 7% and 5% decrease in average paying subscribers for the Christian and Jewish Networks segments, respectively.

Direct marketing expenses in the first quarter of 2015 were $6.1 million, a decrease of 47% compared to the year-ago period and an 18% increase compared to the prior quarter. Christian Networks accounted for the majority of the decrease compared to the year ago period, reflecting the Company's strategy to reduce and reallocate direct marketing investments in the segment. The sequential increase was driven entirely by Christian Networks, as part of the Company's strategy to increase marketing investments in Q1, which has traditionally been our strongest quarter for new subscriber acquisition.

Contribution in the first quarter of 2015 was $7.4 million, an increase of 42% compared to the year ago period and a 19% decrease compared to the prior quarter. Christian Networks was the primary driver of the year over year increase, benefiting from improved marketing efficiency and an increase in ARPU. The sequential decrease was driven by higher direct marketing expenses as the Company reinvested into the Christian Mingle marketing strategy. Christian Networks' contribution was positive for the fourth consecutive quarter.

Excluding direct marketing expenses, cost and expenses in the first quarter of 2015 were $6.5 million, a decrease of 19% compared to the year ago period and a 10% increase compared to the prior quarter. The decrease is a combination of lower sales and marketing expenses, and general and administrative expenses, primarily reflecting the impact of the Company's expense reduction and improved efficiency program announced in the third quarter of 2014. The sequential increase was driven by targeted investments in development and new personnel to improve and augment our product offerings.

Net income in the first quarter of 2015 was $723 thousand, or $0.03 per share, compared to a net loss of $(2.9) million, or $(0.12) per share, in the year ago period and net income of $3.9 million, or $0.16 per share, in the prior quarter.

Adjusted EBITDA in the first quarter of 2015 was $1.8 million compared to a loss of $(2.1) million in the year ago period and income of $4.1 million in the prior quarter.

Total average paying subscribers in the first quarter of 2015 were 213,445, a decrease of 25% compared to the year ago period, and a decrease of 6% from the prior quarter. Christian Networks average paying subscribers were 130,860 in the first quarter of 2015, a 31% decrease compared to the year-ago period and a 7% decrease compared to the prior quarter. Jewish Networks average paying subscribers were 69,632, a 13% decrease compared to the year-ago period and a 5% decrease compared to the prior quarter. Other Networks average paying subscribers were 12,953, a 21% decrease compared to the year-ago period and a 2% decrease compared to the prior quarter.

Balance Sheet, Cash, Debt
As of March 31, 2014, the Company had cash and cash equivalents of $13.5 million, an increase of 16% from $11.7 million at December 31, 2014. As of March 31, 2015, the Company had no outstanding debt.

Commentary and Outlook
Chief Executive Officer Michael Egan stated, "Q1 was the first quarter of our 'walk' strategy where we began to focus on a series of foundational initiatives aimed at stabilizing our subscriber base and enabling us to become a more nimble, innovative and growth-oriented company by the end of the year.

"We still have considerable work in front of us, but we are very encouraged by what we are seeing so far. On the JDate side we have a clearer picture of what it will take to stabilize the slow decline the brand has experienced over the last two years and have prioritized our core product initiatives accordingly.

"For Christian Mingle we believe we have now entered a phase of equilibrium, where our profitable acquisition marketing strategy has created a more stable base of subscribers. For the remainder of the year we expect Christian Mingle to experience seasonal subscriber count fluctuations, and do not anticipate future periods with significant subscriber declines.

"It's an exciting time for Spark. Both our new and veteran team members have a strong sense of purpose and direction and the energy to make the foundational changes that will allow us to really run."

                            SPARK NETWORKS, INC.
                     SEGMENT(4) RESULTS FROM OPERATIONS
            (in thousands except subscriber and ARPU information)

                                Q1 2014   Q2 2014  Q3 2014  Q4 2014  Q1 2015
                               --------  -------- -------- -------- --------

Net Revenue
Jewish Networks                $  6,124  $  5,895 $  5,724 $  5,502 $  5,180
Christian Networks                9,789     9,199    8,672    8,215    7,792
Other Networks                      610       570      533      504      487
Offline & Other Businesses           93        93       79       43       27
                               --------  -------- -------- -------- --------
  Total Net Revenue            $ 16,616  $ 15,757 $ 15,008 $ 14,264 $ 13,486

Direct Mktg. Exp.
Jewish Networks                $  1,115  $    693 $    628 $    684 $    599
Christian Networks               10,104     7,073    5,293    4,325    5,338
Other Networks                      142       115      107      116      115
Offline & Other Businesses           25        28       19        4        -
                               --------  -------- -------- -------- --------
  Total Direct Mktg. Exp.      $ 11,386  $  7,909 $  6,047 $  5,129 $  6,052

Contribution
Jewish Networks                $  5,009  $  5,202 $  5,096 $  4,818 $  4,581
Christian Networks                 (315)    2,126    3,379    3,890    2,454
Other Networks                      468       455      426      388      372
Offline & Other Businesses           68        65       60       39       27
                               --------  -------- -------- -------- --------
  Total Contribution           $  5,230  $  7,848 $  8,961 $  9,135 $  7,434

Average Paying Subs.
Jewish Networks                  80,395    78,856   76,481   73,429   69,632
Christian Networks              189,251   181,062  166,908  141,188  130,860
Other Networks                   16,396    15,427   14,290   13,257   12,953
                               --------  -------- -------- -------- --------
  Total Avg. Paying Subs.(5)    286,042   275,345  257,679  227,874  213,445

ARPU
Jewish Networks                $  24.87  $  24.43 $  24.53 $  24.44 $  24.48
Christian Networks                16.19     15.64    16.01    17.57    18.01
Other Networks                    12.08     11.97    12.11    12.27    12.22
                               --------  -------- -------- -------- --------
  Total ARPU(6)                $  18.40  $  17.95 $  18.33 $  19.47 $  19.77

                                Q1 '15 v. Q1    Q1 '15 v. Q4
                                     '14             '14
                               --------------  --------------

Net Revenue
Jewish Networks                         -15.4%           -5.9%
Christian Networks                      -20.4%           -5.1%
Other Networks                          -20.2%           -3.4%
Offline & Other Businesses              -71.0%          -37.2%
                               --------------  --------------
  Total Net Revenue                     -18.8%           -5.5%

Direct Mktg. Exp.
Jewish Networks                         -46.3%          -12.4%
Christian Networks                      -47.2%           23.4%
Other Networks                          -19.0%           -0.9%
Offline & Other Businesses                 NM              NM
                               --------------  --------------
  Total Direct Mktg. Exp.               -46.8%           18.0%

Contribution
Jewish Networks                          -8.5%           -4.9%
Christian Networks                         NM           -36.9%
Other Networks                          -20.5%           -4.1%
Offline & Other Businesses              -60.3%          -30.8%
                               --------------  --------------
  Total Contribution                     42.1%          -18.6%

Average Paying Subs.
Jewish Networks                         -13.4%           -5.2%
Christian Networks                      -30.9%           -7.3%
Other Networks                          -21.0%           -2.3%
                               --------------  --------------
  Total Avg. Paying Subs.(5)            -25.4%           -6.3%

ARPU
Jewish Networks                          -1.6%            0.2%
Christian Networks                       11.2%            2.5%
Other Networks                            1.2%           -0.4%
                               --------------  --------------
  Total ARPU(6)                           7.5%            1.5%

               Distribution of New Subscription Purchases(7)

                   Q1 2014     Q2 2014     Q3 2014     Q4 2014     Q1 2015
                 ----------  ----------  ----------  ----------  ----------

Jewish Networks
  1 month plans        39.5%       40.4%       38.5%       41.4%       42.7%
  3 month plans        26.7%       23.6%       24.9%       24.3%       25.2%
  6 month plans        33.8%       36.0%       36.6%       34.3%       32.1%
                 ----------  ----------  ----------  ----------  ----------
                      100.0%      100.0%      100.0%      100.0%      100.0%

Christian
 Networks
  1 month plans        44.4%       44.8%       50.6%       53.7%       50.5%
  3 month plans        21.7%       18.6%       20.8%       20.7%       17.8%
  6 month plans        33.9%       36.6%       28.6%       25.6%       31.7%
                 ----------  ----------  ----------  ----------  ----------
                      100.0%      100.0%      100.0%      100.0%      100.0%

Other Networks
  1 month plans        57.9%       55.4%       58.6%       59.2%       56.0%
  3 month plans        13.2%       12.7%       12.2%       11.0%       12.2%
  6 month plans        28.9%       31.9%       29.2%       29.8%       31.8%
                 ----------  ----------  ----------  ----------  ----------
                      100.0%      100.0%      100.0%      100.0%      100.0%

                           Composition of Average Paying Subscriber Base(8)
                           ------------------------------------------------

                            Q1 2014   Q2 2014   Q3 2014   Q4 2014   Q1 2015
                           --------  --------  --------  --------  --------

Jewish Networks
First Time Subscribers         23.1%     22.4%     21.9%     22.4%     22.4%
Winback Subscribers            29.3%     29.8%     29.5%     29.2%     28.8%
Renewal Subscribers            47.6%     47.8%     48.6%     48.4%     48.8%
                           --------  --------  --------  --------  --------
Total                         100.0%    100.0%    100.0%    100.0%    100.0%

Christian Networks
First Time Subscribers         49.1%     45.8%     42.7%     38.0%     37.1%
Winback Subscribers            19.3%     19.9%     20.5%     19.7%     20.3%
Renewal Subscribers            31.6%     34.3%     36.8%     42.3%     42.6%
                           --------  --------  --------  --------  --------
Total                         100.0%    100.0%    100.0%    100.0%    100.0%

Other Networks
First Time Subscribers         32.1%     32.2%     31.2%     30.6%     20.3%
Winback Subscribers            23.2%     23.1%     22.6%     21.8%     26.9%
Renewal Subscribers            44.7%     44.7%     46.2%     47.6%     52.8%
                           --------  --------  --------  --------  --------
Total                         100.0%    100.0%    100.0%    100.0%    100.0%

Investor Conference Call
The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States):     1-877-705-6003
International:                 1-201-493-6725

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until May 20, 2015.

Replay
Toll-Free (United States):     1-877-870-5176
International:                 1-858-384-5517
Passcode:                      13608806

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the implementation of the "crawl, walk, run" strategy to stabilize and grow the subscriber base which we have adopted. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: successfully implement our strategy to stabilize our subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain our paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's filings with the Securities and Exchange Commission ("SEC"), and in the Company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(2) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This non-GAAP measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of the Adjusted EBITDA for the 3 months ended March 31, 2015 and March 31, 2014 can be found in the table below.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for an inter-company loan and non-recurring severance expense.

(3) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(4) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the Company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) Average Paying Subscribers excludes results from the Company's HurryDate business due to its relative size.

(6) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the Company's HurryDate business due to its relative size.

(7) One month plans may also include a small amount of two month plans. Three month plans may include a small amount of four month plans. Six month plans may include a small amount of twelve month plans.

(8) Represents the type of subscriber comprising the average paying subscribers in that period. First Time Subscribers are defined as those subscribers that have never purchased a subscription from the Company for that reporting segment. Winback Subscribers are defined as those individuals who have purchased a subscription from the Company for that reporting segment, allowed their subscription to lapse, and subsequently purchased a subscription from the Company for that reporting segment. Renewal Subscribers are defined as those subscribers that have auto-renewed a subscription from the Company for that reporting segment.

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                December 31,    March 31,
                                               -------------  -------------
                                                    2014           2015
                                               -------------  -------------
Assets
Current assets:
  Cash and cash equivalents                    $      11,696  $      13,537
  Restricted cash                                      1,056            950
  Accounts receivable                                  1,308          1,273
  Deferred tax asset - current                            11              9
  Prepaid expenses and other                           1,516          1,233
                                               -------------  -------------
 Total current assets                                 15,587         17,002
Property and equipment, net                            4,072          4,143
Goodwill                                               8,575          8,436
Intangible assets, net                                 2,469          2,459
Deferred tax asset - non-current                          68             68
Deposits and other assets                                234            209
                                               -------------  -------------
 Total assets                                  $      31,005  $      32,317
                                               =============  =============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $       1,300  $         992
  Accrued liabilities                                  3,948          3,709
  Deferred revenue                                     7,092          7,019
  Deferred tax liability - current portion               496            518
                                               -------------  -------------
  Total current liabilities                           12,836         12,238
Deferred tax liability                                 1,607          1,570
Other liabilities                                        807            743
                                               -------------  -------------
    Total liabilities                                 15,250         14,551
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of
 100,000,000 shares of Common Stock, $0.001
 par value; issued and outstanding: 24,556,182
 and 24,951,478 shares at December 31, 2014and
 March 31, 2015, respectively:                            25             25
  Additional paid-in-capital                          72,522         73,808
  Accumulated other comprehensive income                 759            761
  Accumulated deficit                                (57,551)       (56,828)
                                               -------------  -------------
  Total stockholders' equity                          15,755         17,766
                                               -------------  -------------
  Total liabilities and stockholders' equity   $      31,005  $      32,317
                                               =============  =============

                            SPARK NETWORKS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                                              Three Months Ended
                                 -------------------------------------------
                                   March 31,     December 31,    March 31,
                                      2014           2014           2015
                                 -------------  -------------  -------------

Revenue                          $      16,616  $      14,264  $      13,486

Cost and expenses:
  Cost of revenue (exclusive of
   depreciation shown separately
   below)                               12,364          6,087          7,097
  Sales and marketing                    1,562            828            755
  Customer service                         788            749            749
  Technical operations                     341            213            212
  Development                              859            801            917
  General and administrative             2,957          1,828          2,238
  Depreciation                             517            495            513
  Amortization of intangible
   assets                                   10             10             10
  Impairment of goodwill, long-
   lived assets and other assets.            -             25             69
                                 -------------  -------------  -------------
Total cost and expenses                 19,398         11,036         12,560

Operating (loss) income                 (2,782)         3,228            926
Interest (income) expense and
 other, net                                 31            241            118
                                 -------------  -------------  -------------
(Loss) income before income taxes       (2,813)         2,987            808
Provision for income taxes                  79           (882)            85
                                 -------------  -------------  -------------
Net (loss) income                $      (2,892) $       3,869  $         723
                                 =============  =============  =============
Net (loss) income per share--
 basic and diluted               $       (0.12) $        0.16  $        0.03
                                 =============  =============  =============
Weighted average shares
 outstanding - basic                    23,922         24,425         24,654
Weighted average shares
 outstanding - diluted                  23,922         24,634         24,942

Stock-based compensation:
(in thousands)

                                              Three Months Ended
                                  -----------------------------------------
                                    March 31,    December 31,   March 31,
                                       2014          2014          2015
                                  ------------- ------------- -------------
Sales and marketing               $          38 $          11 $          (2)
General and administrative                  140           322            84

Reconciliation of Net (Loss)
 Income to Adjusted EBITDA:                  Three Months Ended
(in thousands)
                                 -------------------------------------------
                                   March 31,     December 31,    March 31,
                                      2014           2014           2015
                                 -------------  -------------  -------------

Net (loss) income                $      (2,892) $       3,869  $         723
Interest expense                            12             12             12
Tax provision (benefit)                     79           (882)            85
Depreciation                               517            495            513
Amortization                                10             10             10
                                 -------------  -------------  -------------
EBITDA                                  (2,274)         3,504          1,343
Stock-based compensation                   178            333             82
Impairment of long-lived assets
 and other assets                            -             25             69
Non-cash currency translation
 adjustments                                20            234            102
Non-recurring severance                      -              -            161
                                 -------------  -------------  -------------
Adjusted EBITDA                  $      (2,076) $       4,096  $       1,757
                                 =============  =============  =============

For More Information
Investors:
Robert O'Hare
rohare@spark.net